Exhibit 5.1

BODMAN LLP
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226

April 2, 2009

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

Re:	Registration Statement on Form S-8

Dear Gentlemen:

          We are acting as counsel for Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (the Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,000,000 shares of the Company’s common stock, no par value (the “Shares”), issuable pursuant to the Company’s 2008 Equity Participation Plan (the “Plan”).

          We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by Michigan Business Corporation Act.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Bodman LLP

By: /s/ Fred B. Green
Fred B. Green, a partner